SIGNAL APPAREL COMPANY, INC.
                              P. O. BOX 4296
                         200-A MANUFACTURERS ROAD
                       CHATTANOOGA, TENNESSEE 37405
                              (615) 756-8146


CORPORATE OFFICE



April 24, 1995




Mr. Fletcher Bright
Fletcher Bright Company
1300 First Tennessee National Bank Bldg.
Chattanooga, TN  37402

Dear Fletcher:

This letter is to confirm the agreement between Signal Apparel
Company, Inc. and MC Properties I, L.P. relative to the outstanding indebtedness of Signal to MC Properties.

As per our discussion, we have agreed as follows:

1. Signal will pay MC Properties I the sum of $42,927.52 representing the monthly rental and related charges for office space in the Market Court office building through January 15, 1995. This amount will be paid in two equal installments of $21,463.76 with the first payment being due on April 24, 1995 and the second payment being due no later than May 15, 1995.

2. With respect to the outstanding Promissory Note between MC Properties I and Signal in the amount of $358,722.00, the Company has agreed to issue shares of Signal Common Stock equivalent to $179,361.00 in value in full satisfaction of said note, subject to the approval of the Company's Board of Directors. The Company has also agreed to use its best efforts to arrange for the registration of these shares with the Securities and Exchange Commission no later than June 30, 1995 as part of the registration of other Signal securities which the Company is obligated to effect by that date. MC Properties I agrees that it and its affiliates will cooperate with the Company in the preparation of such registration by promptly providing the Company with any information concerning MC Properties I and its holdings of Signal Common Stock which, in the opinion of the Company's counsel, is necessary or desirable for including in said registration statement.

3. It is agreed that the price per share for the determination of the number of shares to be issued to MC Properties I will be determined by the closing price of the Company's stock at a date approximately two weeks before filing of the above registration agreement which date will be mutually agreed upon between Signal and MC Properties I. The appropriate number of shares will be issued as soon as practicable following such date.

4. Until such time as said shares are registered pursuant to Paragraph 2, the Shares issued and delivered pursuant to this Agreement shall be issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), by compliance with Regulation D and the rules promulgated thereunder. The certificates evidencing the Shares shall bear legends reciting the foregoing and resulting restrictions upon the ability of MC Properties I to transfer the Shares. MC Properties I represents and warrants that it is acquiring said shares for its own account, for investment purposes only and not with a view to the sale or distribution thereof in violation of any applicable federal or state securities laws; provided that, nothing contained in this Paragraph shall prevent MC Properties I from transferring the Shares in compliance with the provisions of this Agreement.
     MC Properties I acknowledges that the Shares, at the time of issuance thereof, will not be registered under the Securities Act of 1933, an amended (the "Act") or under the securities laws of any state, and may not be sold or otherwise transferred except in compliance with the applicable registration requirements of such Act and laws or in reliance upon an available exemption from registration thereunder.

5. In the event that the Company fails to effect the registration of the securities to be issued to MC Properties I by the above date, then, other than as set forth in Paragraph 1., this entire transaction will unwind, and the Lease Termination Agreement and Promissory Note will govern the payment of sums owed to MC Properties I.

6. MC Properties I acknowledges that its representatives have met with representatives of Signal and have had the opportunity to
     discuss the financial condition and operations of Signal   MC
     Properties I further acknowledges the receipt of Signal's Annual Report on Form 10-K for the year ended 12/31/94. MC Properties I agrees that it has entered into this Agreement in reliance upon its won judgment and not in reliance upon any statements or representations made by Signal.

7. Conditional upon Signal's fulfillment of the terms of this Agreement, MC Properties I on behalf of itself and all affiliated entities, releases and forever discharges Signal and all of its affiliates from all past, present or future claims, demands, obligations, causes of action, damages, costs, loss, and expenses (including reasonable attorneys fees) of any nature whatsoever whether based in tort, contract or other theory of recovery, which MC Properties I now has, or which may hereinafter accrue from any dealings, agreements, claims, or other business transactions between MC Properties
     I and Signal, including, without limitation, any known or unknown claims, arising directly or indirectly from that lease dated November 1, 1992, as amended, between MC Properties I and Signal, the Lease Termination Agreement between Signal and MC Properties, and/or the Promissory Note between Signal and MC Properties I in the amount of $358,722.00. This release on the part of MC Properties I shall be a fully binding and complete settlement between Signal and MC Properties, its successors and assigns, excepting only the executory provisions of this Agreement.

If the above is an accurate reflection of our agreement, please arrange for the signature of this Agreement on behalf of MC
Properties I where indicated below.

Again, we certainly appreciate your cooperation in working with Signal in this matter, and we look forward to receiving a signed copy of this Agreement shortly.

Sincerely,                              AGREED:



/s/ William H. Watts                    /s/ Fletcher Bright
- ------------------------                -------------------------
William H. Watts                        MC PROPERTIES I, L.P.

WHW/ps

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